SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

November 20, 2018

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

Zion Oil and Gas, Inc., a Delaware corporation, which has an active petroleum exploration license onshore Israel, the Megiddo-Jezreel License (“MJL”), comprising approximately 99,000 acres, announces that it has completed the testing program of its primary zones located within the Jurassic and Cretaceous-age Formations of the Megiddo-Jezreel #1 (MJ #1) well. As a result of the testing, Zion has determined that the well is not commercially productive.

Zion’s Chief Executive Officer, Dustin Guinn commented, “Unlike the lower Triassic zones, two of the multiple zones we tested within the Middle Jurassic and Cretaceous had sufficient permeability and porosity to flow to surface, as outlined below:

1.	Zone 1:
a.	3,468-3,461 meters would not flow naturally to surface. The fluid characteristics obtained while swabbing indicated high chloride brine.

2.	Zone 2:
a.	3,455-3,446 meters would not flow naturally to surface. The fluid characteristics obtained while swabbing indicated high chloride brine.

3.	Zone 3:
a.	3,325-3,310 meters would not flow naturally to surface. The fluid characteristics obtained while swabbing indicated high chloride brine.

4.	Zone 4;
a.	1,784-1,775 meters flowed naturally and continuously to surface. The fluid characteristics obtained from monitoring samples taken while the well was flowing indicated low chloride water.

5.	Zone 5:
a.	1,232.5–1,228 meters flowed naturally and continuously to surface. The fluid characteristics obtained from monitoring samples taken while the well was flowing indicated low chloride water.

The fluid did not contain hydrocarbons, and further testing at this time is not warranted. Zion is currently in discussions with the Israeli government on plugging obligations. Given the thermal gradient, flow rates, surface pressure and low salinity, certain ministries within the Israeli government have made requests of Zion concerning the use of the well as a water monitoring well. Zion will review the economic impact and obligations as a result of this request to determine a prudent plugging plan.

While the well was not commercially viable, Zion has learned a great deal from the drilling and testing of this well. We refer to our previous press release and operational update of August 16th, 2018 where we outlined our testing objectives relating to this well. We believe that the drilling and testing of this well carried out the testing objectives we previously outlined and may support further evaluation and potential further exploration efforts within our License area. Those efforts will obviously take time and support and additional financial resources, which we will need to raise, but we are confident that it will be time and resources well spent to deliver on Zion’s mission and the vision of supporting Israel.

Management, along with all of our staff, want to sincerely thank you for your continued support. There is much left to do, and it is an honor to represent our shareholders in this mission.”

“But everything exposed by the light becomes visible and everything that is illuminated becomes a light” Ephesians 5:13

“That your faith should not stand the wisdom of men, but in the power of God”

1 Corinthians 2:5

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 –	Press release dated November 20, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: November 20, 2018	By:	/s/ Dustin L. Guinn
Dustin L. Guinn
Executive Vice Chairman Chief Executive Officer

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